SUB-ITEM 77C:    SUBMISSION OF MATTERS TO A VOTE OF SECURITY
                 HOLDERS

      On December 7, 2007, a Special Meeting of Shareholders of the Berwyn Cornerstone Fund (the "Fund") was held for the purpose of voting on the following proposal:

Proposal:   To  approve  or  disapprove  a  revision  to  the  Fund's investment strategy providing that under normal circumstances, the Fund will invest primarily in equity securities, the majority of which are issued by large-capitalization and/or mid-capitalization companies

      The total number of shares of the Fund present in person or by proxy represented approximately 55.26% of the shares entitled to vote at the Special Meeting.

      The shareholders of the Fund voted to approve the Proposal. The votes cast with respect to the Proposal were as follows:

                                  Number of Shares
          -------------------------------------------------------------
                For                     Against              Abstain
          ------------------     ---------------------     ------------
             276,524.708                484.833                 0